EXHIBIT 99.1

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS BALANCE SHEET STRENGTH AND GROWTH AT MARCH 31, 2009

LOS ANGELES, CA — May 15, 2009 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that total assets increased to $97.2 million at March 31, 2009, growth in excess of 100% since March 31, 2008.  Net loans outstanding grew to $60.8 million, representing an annual increase of 91%. Funding for the loan growth came primarily from an increase in deposits which totaled $51.9 million at March 31, 2009, representing an increase of 86% from the March 31, 2008 level.

“We are very pleased with our ability to continue our organic growth in these challenging times” stated Jeffrey M. Watson, President and Chief Executive Officer. “With our solid capital base and strong balance sheet, we are in a good position to capitalize on current market uncertainties and further accelerate our business plan.”

At March 31, 2009, the Company’s shareholder equity was $33,244,000 and the total risk-based capital ratio of 50% stands well above the regulatory definition of “Well Capitalized” level of 10%. Additionally, the loan portfolio continues to perform in a solid manner with no past dues, no non-performing loans and no Other Real Estate Owned. While no single loan category represents over 51% of the outstanding portfolio, the largest component, real estate related loans (consisting of multi-family, owner user and investor commercial and industrial real estate) is conservatively underwritten with a weighted average loan to value ratio of under 50% and a debt service coverage ratio of 1.75%.

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $1,233,000 for the quarter ended March 31, 2009. Included in the first quarter expenses are $196,000 in non-cash compensation expense and $174,000 provision to the allowance for loan losses. In spite of the challenging interest rate environment, net interest income before provision for loan loss improved 11% over the prior quarter due to a lower cost of deposits combined with increased interest income as a result of loan growth experienced in the quarter. At March 31, 2009, the loan loss reserve represented 1.85% of gross outstanding loans. As previously stated, the Bank had no non-performing assets or loans over 30 days past due at March 31, 2009.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(In thousands)	2009	2008	2008	2008	2008
Balance Sheet - At Period End
Cash and due from banks	$15,848	$19,710	$764	$1,432	$749
Investments and fed funds sold	17,085	12,603	19,898	13,760	12,915
Net loans	60,810	56,467	47,994	41,769	31,758
Other assets	3,478	3,260	3,150	3,106	3,104
Total Assets	$97,221	$92,040	$71,806	$60,067	$48,526

Non-interest-bearing deposits	$15,423	$15,379	$13,124	$12,290	$8,582
Interest-bearing deposits	36,468	32,612	33,951	22,437	19,279
Other borrowings	11,500	9,500	4,500	4,500	—
Other liabilities	586	261	564	447	351
Stockholders’ equity	33,244	34,288	19,667	20,393	20,314
Total Liabilities and Shareholders’ Equity	$97,221	$92,040	$71,806	$60,067	$48,526

Income Statement
Interest income (not tax-equivalent)	$951	$909	$909	$696	$560
Interest expense	216	248	310	140	130
Net interest income	735	661	599	556	430
Provision for loan losses	174	275	102	163	166
Net interest income after provision for loan losses	561	386	497	393	264
Non-interest income	17	11	18	11	13
Non-interest expense	1,811	1,498	1,513	1,557	1,444
Net Loss	$(1,233)	$(1,101)	$(998)	$(1,153)	$(1,167)

Return on average assets	-5.71%	-5.98%	-5.07%	-8.92%	-10.73%
Return on average equity	-14.75%	-21.73%	-19.85%	-22.84%	-22.54%

Per share:
Net loss - basic	$(0.31)	$(0.42)	$(0.38)	$(0.46)	$(0.47)
Weighted average shares used	3,988	2,646	2,616	2,528	2,487
Book value per common share at period end	$7.94	$8.21	$7.52	$7.80	$8.17
Ending shares	3,988	3,988	2,616	2,616	2,487

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.85%	1.70%	1.44%	1.41%	1.35%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A